Exhibit 99.2

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For Celgene:

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CELGENE TO ACQUIRE AVILA THERAPEUTICS

Oral Btk inhibitor AVL-292 offers promising potential for treatment of B-cell diseases

Avilomics™ Platform enhances drug discovery capabilities

SUMMIT, NJ and BEDFORD, MA — (January 26, 2012) — Celgene Corporation (NASDAQ: CELG) and Avila Therapeutics, Inc., a privately held biotechnology company developing targeted covalent drugs that treat diseases through protein silencing, today announced a definitive merger agreement under which Celgene Corporation will acquire Avila Therapeutics, Inc.

The acquisition positions Celgene to expand its leading role in the future treatment of hematologic cancers with Avila’s AVL-292, a highly-selective Bruton’s tyrosine kinase (Btk) inhibitor, currently in phase I clinical development.  In addition, Avila’s proprietary Avilomics™ Platform augments Celgene’s investment in the discovery and development of  novel therapeutics for managing complex disorders.

“Avila Therapeutics is a remarkable company that is aligned with our commitment to improve the lives of patients worldwide through innovative science and disease-altering therapies,” said Tom Daniel, M.D., President of Research and Early Development for Celgene Corporation. “In particular, we see Avila’s unique approach to protein silencing as an area of great promise for our research initiatives in hematology, oncology and immune-inflammatory diseases.”

“Celgene and Avila are uniquely matched, both strategically and scientifically,” said Katrine Bosley, Avila’s Chief Executive Officer. “Celgene’s global leadership in hematology and emerging franchise in immune-inflammatory diseases will accelerate and expand the clinical development of our Btk inhibitor program. Equally important, we value the high standards of creativity and rigor of Celgene’s scientists. We believe working together may accelerate the advancement of more innovative medicines from the Avilomics platform.”

The transaction has been approved by the Board of Directors of each company and is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the terms of the merger agreement, Celgene will acquire Avila Therapeutics, Inc. for $350 million in cash, plus up to $195 million for milestones contingent upon the development and regulatory approval of AVL-292, as well as up to $380 million in potential milestone payments contingent upon the development and approval of candidates generated from the Avilomics platform. The acquisition of Avila Therapeutics, Inc. will be accounted for as a purchase transaction that Celgene expects to be completed during the first quarter of 2012. The Company anticipates the acquisition will be neutral to 2012 non-GAAP diluted earnings guidance.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

About Avila Therapeutics™, Inc.

Avila Therapeutics is a clinical-stage biotechnology company focused on the design and development of targeted covalent drugs to achieve best-in class outcomes. The company’s product pipeline has been built using its proprietary Avilomics™ platform and is currently focused on cancer, viral infection and autoimmune disease. Avila’s most advanced product candidate, AVL-292, a potential treatment for cancer and autoimmune diseases, is currently in Phase 1 clinical testing. Avila is funded by leading venture capital firms: Abingworth, Advent Venture Partners, Atlas Venture, Novartis Option Fund, and Polaris Venture Partners. For additional information, please visit http://www.avilatx.com.

About AVL-292 and Bruton’s Tyrosine Kinase (Btk)

AVL-292 is a novel, orally available, covalent drug that inhibits Bruton’s tyrosine kinase (Btk). Inhibition of Btk is a promising new approach to treatment of diseases that are driven by B cells, including certain hematologic cancers such as non-Hodgkin’s lymphoma and B cell chronic lymphocytic leukemia and autoimmune diseases such as rheumatoid arthritis.

AVL-292 selectively and covalently bonds to Btk to inactivate and silence its activity. This mechanism of action confers greater target selectivity and a longer duration of action than is typical of conventional small molecule drugs. In preclinical studies, AVL-292 was efficacious in a variety of animal disease models. AVL-292 is in clinical development and has successfully completed two Phase 1a clinical studies to date.

About Targeted Covalent Drugs

Targeted covalent drugs are new small-molecule medicines that have the unique opportunity not simply to inhibit disease-causing proteins, but to “silence” them completely. This is because targeted covalent drugs do not merely “bind” to a protein, but they form a durable “bond,” which shuts down the protein’s activity throughout the life of the protein leading to two primary benefits; precise selectivity and retained efficacy against mutations. Avila is the first company to design and develop targeted covalent drugs robustly, systematically and across the vast majority of target classes. This is enabled by Avila’s proprietary Avilomics™ platform.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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